Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01

                                                                  Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01


PRICING SUPPLEMENT NO. 8 DATED June 4, 2001
(To Prospectus Dated March 13, 2001, as Supplemented March 15, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               Floating Rate Notes


Trade Date:                June 4, 2001                       Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       June 7, 2001     Principal Amount:     $25,000,000.00
Stated Maturity Date:      June 7, 2002     Net Proceeds:         $24,987,500.00
                                             Specified Currency:   U. S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |X| Prime Rate
                                                              Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |_| LIBOR |_| Other
                               Telerate Page 3750


Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 4.30% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Same Day as Interest Reset Interest Factor
Convention: N/A
                               Date
                                                Index Maturity:            Daily
     Interest Reset Dates: Daily Spread (plus or minus): minus 270 basis points Interest Payment Dates: Quarterly, on the 7th of March, Spread Multiplier:
N/A
                           June, September and December,
                           commencing on September 7, 2001
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agent:        J.P. Morgan Securities Inc., as principal
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:             N/A


         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of February 28, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $18,207,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $10,902,074,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.